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                                                          EXHIBIT 99(a)(1)(vii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 29, 2000 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state or jurisdiction where the making of the Offer is prohibited by any applicable law. If the Purchaser becomes aware of any state or jurisdiction where the making of the Offer or the acceptance of Shares is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such state or jurisdiction. If any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by First Union Securities, Inc. (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such state or jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               800-JR CIGAR, INC.
                             AT A PURCHASE PRICE OF
                                $13.00 PER SHARE
                                       BY
                             JRC ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                                   L&LR, INC.

JRC Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of L&LR, Inc. ("Parent"), a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $ 0.01 per share (the "Shares"), of 800-JR CIGAR, Inc., a Delaware corporation (the "Company"), not already owned by Lewis I. Rothman, LaVonda M. Rothman and the Lewis Irving Rothman 1998 Trust #1 u/a/d November 10, 1998 (collectively, the "Parent Stockholders"), at a price of $13.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 29, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as they may be amended and supplemented from time, together constitute the "Offer"). The Offer is being made in connection with an Agreement and Plan of Merger, dated as of August 28, 2000 (the "Merger Agreement"), among the Purchaser, the Parent, the Parent Stockholders (for purposes of Section 6.10 thereof only) and the Company.

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Stockholders of record who tender directly to the Depositary (as defined below)
will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of the Dealer Manager, American Stock Transfer & Trust Company which is acting as the depositary (the "Depositary") and D.F. King & Co., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, SEPTEMBER 26, 2000, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the tender offer a majority of the outstanding shares of common stock not currently owned by the Parent Stockholders and certain other trusts of which Lewis I. Rothman and LaVonda M. Rothman are trustees (the "Other Rothman Trusts");
(ii) the Purchaser having available at the expiration of the Offer the financing pursuant to a credit agreement, dated August 28, 2000, by and among the Parent, the Purchaser and a group of lenders comprised of The Chase Manhattan Bank, Fleet Bank, N.A. and European American Bank; (iii) the Board of Directors of the Company and the special committee of independent directors of the Company (the "Special Committee") not having withdrawn or modified, in a manner adverse to the Purchaser, its approval of the Offer and its recommendation that the stockholders of the Company tender their Shares pursuant to the Offer; and (iv) the absence of judicial and governmental action prohibiting the Offer and any materially adverse change in the condition of the Company's business. The Offer also is subject to other terms and conditions described in Section 12 of the Offer to Purchase.

THE BOARD OF DIRECTORS OF THE COMPANY, INCLUDING THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES (OTHER THAN THE PARENT, THE PURCHASER, THE PARENT STOCKHOLDERS AND THE OTHER ROTHMAN TRUSTS) (COLLECTIVELY, THE "HOLDERS") AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders, for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose Shares have theretofore been accepted for payment. In all cases, payment for Shares pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the


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certificates evidencing such Shares or, in the case of Shares held in book-entry form, timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "THE OFFER, Section 3" of the Offer to Purchase), (ii) a duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) all other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE TENDERED SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

The "Expiration Date" shall mean 12:00 Midnight, New York City time, on September 26, 2000, unless and until the Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and any other U.S. or foreign regulatory or governmental authority and applicable law, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Offer to Purchase and the Merger Agreement), at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Offer to Purchase and the Merger Agreement), at any time and from time to time: (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval required in order to comply in whole or in part with any applicable law; (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in "THE OFFER, Section 12" of the Offer to Purchase are not satisfied or any of the events specified in "THE OFFER, Section 12" of the Offer to Purchase have occurred; and (iii) to waive any condition, or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw such Holder's Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement.


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Except as otherwise provided below, tenders of Shares made pursuant to the
Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn any time prior to 12:00 Midnight New York City time on September 26, 2000. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after October 27, 2000, unless theretofore accepted for payment as provided in the Offer to Purchase. No Shares tendered pursuant to the Offer during any Subsequent Offering Period (as defined in Rule l4d-l(g)(8) of the Exchange Act), if applicable, may be withdrawn unless they are not immediately accepted and promptly paid for as they are tendered. For a withdrawal to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of shares to be withdrawn, and the name of the registered Holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in "THE OFFER, Section 3" of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in "THE OFFER, Section 3" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

All questions as to the form and validity including time of receipt of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer, but may be rendered at any time prior to the Expiration Date by following any of the procedures described in "THE OFFER, Section 3" of the Offer to Purchase.

The Company has provided the Purchaser with the Company's list of Holders and security position listing in respect of Shares for the purpose of disseminating the Offer to the Holders. The Offer to Purchase, the Letter of Transmittal and any other related materials will be mailed to record Holders whose names appear on the Company's list of Holders or, if applicable, who are listed as participants in a clearing agency's security position listing.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchasers expense. Neither the


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Purchaser nor other related persons will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.


                     THE INFORMATION AGENT FOR THE OFFER IS:


                              D.F. KING & CO., INC.
                                 77 Water Street
                              New York, N.Y. 10005
                    Banks and Brokerage Firms, Call Collect:
                                 (212) 269-5550
                           All Others, Call Toll Free:
                                 (800) 269-6427


                      THE DEALER MANAGER FOR THE OFFER IS:


                           FIRST UNION SECURITIES, INC.
                                Riverfront Plaza
                          901 East Byrd Street, WF2035
                               Richmond, VA 23219

                                 August 29, 2000